SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2009
Waste Management, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-12154	73-1309529
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1001 Fannin, Suite 4000 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone number, including area code: (713) 512-6200

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.
     On February 13, 2009, Waste Management, Inc. (the “Company”) disclosed certain supplemental information relating to its Consolidated Statements of Cash Flows. As a result of an increase in the significance of certain non-cash expenses, the Company has elected to separately identify the effects of “Interest accretion on landfill liabilities,” “Interest accretion on and discount rate adjustments to environmental remediation liabilities and recovery assets” and “Equity-based compensation expense” within the “Cash flows from operating activities” section of its Consolidated Statements of Cash Flows. The following table reflects the impacts of these reclassifications on the Company’s cash flows from operations for the nine months ended September 30, 2008 and provides the Company’s operating cash flows for the three and twelve months ended December 31, 2008 on a reclassified basis (in millions):
WASTE MANAGEMENT, INC.
CASH FLOWS FROM OPERATING ACTIVITIES
(unaudited)

				Three Months
	Nine Months Ended September 30, 2008			Ended	Year Ended
	As Previously		As	December 31,	December 31,
	Reported	Reclassifications	Reclassified	2008	2008
Cash flows from operating activities:

Net income	$869	$—	$869	$218	$1,087

Adjustments to reconcile net income to net cash provided by operating activities:

Depreciation and amortization	941	—	941	297	1,238

Deferred income tax provision	83	—	83	67	150

Interest accretion on landfill liabilities	—	57	57	20	77

Interest accretion on and discount rate adjustments to environmental remediation liabilities and recovery assets	—	6	6	35	41

Provision for bad debts	32	—	32	18	50

Equity-based compensation expense	—	38	38	10	48

Minority interest	33	—	33	8	41

Equity in net losses of unconsolidated entities, net of distributions	1	—	1	—	1

Net gain from disposal of assets	(25)	—	(25)	(8)	(33)

Effect of (income) expense from divestitures, asset impairments and unusual items	(25)	—	(25)	(4)	(29)

Excess tax benefits associated with equity-based transactions	(7)	—	(7)	—	(7)

Change in operating assets and liabilities, net of effects of acquisitions and divestitures:

Receivables	35	—	35	181	216

Other current assets	(29)	—	(29)	20	(9)

Other assets	2	—	2	3	5

Accounts payable and accrued liabilities	12	(38)	(26)	(157)	(183)

Deferred revenues and other liabilities	(20)	(63)	(83)	(35)	(118)

Net cash provided by operating activities	$1,902	$—	$1,902	$673	$2,575

     The Company also made clarifications with respect to information disclosed on its earnings conference call and in its press release on February 12, 2009 regarding its Annual Incentive Plan. As the Company has disclosed in its Proxy Statement for the 2008 Annual Meeting of Stockholders, under the Annual Incentive Plan, executives of the Company earn their bonuses dependent on the Company achieving pre-set financial measures, which include income from operations as a percentage of revenue and income from operations excluding depreciation and amortization. The Company has not changed the structure of the Plan and still uses these pre-set measures to determine the bonuses, if any, that are earned. However, due to current economic conditions, and in order to drive performance, the Company has determined to implement policies and practices within the organization that must be followed in order for its executives to be eligible to earn bonuses under the Plan. These policies will include meeting certain hurdles related to minimum yield. Similar measures will be set for otherwise bonus eligible employees throughout the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

WASTE MANAGEMENT, INC.
Date: February 13, 2009	By:	/s/ Rick L Wittenbraker
Rick L Wittenbraker
Senior Vice President